    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 2000


                                                     REGISTRATION NO. 333--45588

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-1

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                          SPECIALTY LABORATORIES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                       8071                    95-2961036
  (Prior to reincorporation)         (Primary Standard          (I.R.S. Employer
                                        Industrial           Identification Number)
                                Classification Code Number)
           DELAWARE
   (After reincorporation)
 (State or Other Jurisdiction
              of
Incorporation or Organization)

                              2211 MICHIGAN AVENUE
                         SANTA MONICA, CALIFORNIA 90404
                                 (310) 828-6543
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         ------------------------------

                          JAMES B. PETER, M.D., PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          SPECIALTY LABORATORIES, INC.
                              2211 MICHIGAN AVENUE
                         SANTA MONICA, CALIFORNIA 90404
                                 (310) 828-6543

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                         ------------------------------

                                   COPIES TO:

         KENNETH R. BENDER, ESQ.                            MICHAEL W. BLAIR, ESQ.
          ALLEN Z. SUSSMAN, ESQ.                           STEVEN J. SLUTZKY, ESQ.
            RYAN S. HONG, ESQ.                              ANNE C. COCKBURN, ESQ.
         SANDRA A. MILLIGAN, ESQ.                          DEBEVOISE & PLIMPTON LLP
            LILLY S. KIM, ESQ.                                 875 THIRD AVENUE
     BROBECK, PHLEGER & HARRISON LLP                       NEW YORK, NEW YORK 10022
            550 S. HOPE STREET                                 (212) 909-6000
      LOS ANGELES, CALIFORNIA 90071
             (213) 489-4060

                           --------------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                               PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                     AGGREGATE OFFERING        AMOUNT OF
                SECURITIES TO BE REGISTERED                        PRICE(1)        REGISTRATION FEE(2)
Common Stock, par value $0.001 per share....................      $86,250,000            $22,770


(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.


(2) This amount has already been paid with the initial filing of this registration statement.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



    This Amendment No. 1 to the Form S-1 Registration Statement is being filed for the sole purpose of filing additional exhibits.


                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the common stock being registered.

SEC registration fee........................................  $22,770
NASD filing fee.............................................    9,125
NASDAQ listing fee..........................................     *
Legal fees and expenses.....................................     *
Accountants' fees and expenses..............................     *
Printing expenses...........................................     *
Blue sky fees and expenses..................................     *
Transfer Agent and Registrar fees and expenses..............     *
Miscellaneous...............................................     *
                                                              -------
    Total...................................................  $  *
                                                              =======

------------------------

*   To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Amended and Restated Certificate of Incorporation in effect as of the date hereof (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has applied for liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The registrant has issued the following securities since January 1, 1997:

    COMMON STOCK. In April 1999, we issued 103,237 shares of our common stock to six accredited investors at a purchase price per share of $2.67 for aggregate cash consideration of $275,641.

    OPTIONS. In 1999 we granted options to purchase an aggregate of 835,940 shares of our common stock to our directors and employees at a weighted average exercise price of $2.67 per share. In September 2000, 117,079 of these options were exercised.

    In January 2000, we granted options to purchase an aggregate of 60,000 shares of our common stock to our employees at a weighted average exercise price of $3.43 per share. None of these options have been exercised.

    In July 2000, we granted options to purchase an aggregate of 116,000 shares of our common stock to our employees at a weighted average exercise price of $15.40 per share. None of these options have been exercised.

The above securities were issued by the by registrant in reliance upon exemptions from registration pursuant either to (i) Section 4(2) of the Securities Act of 1933, as transactions not involving any public offering, or
(ii) Rule 701 under the Securities Act of 1933. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


       NUMBER           DESCRIPTION
---------------------   -----------
1.1*                    Purchase Agreement.

3.1* Certificate of Incorporation to be in effect immediately prior the closing of the initial public offering.

3.3*                    By-laws to be in effect immediately prior the closing of the initial public offering.

4.1*                    Specimen Common Stock Certificate.

4.2                     See Exhibits 3.1, 3.2, 3.3, and 3.4 for provisions of the
                        Certificate of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock of the Registrant.

5.1*                    Opinion of Brobeck, Phleger & Harrison LLP.

10.1**                  2000 Stock Incentive Plan.

10.2**                  2000 Employee Stock Purchase Plan.

10.3**                  Loan Agreement dated April 15, 1996 between Union Bank of
                        California and Registrant, as amended and restated on April
                        7, 1997 and as amended on January 23, 1998, February 17,
                        1999 and August 30, 1999.

10.4**                  Revolving Note dated August 30, 1999 in favor of Union Bank of California.

10.5**                  Term Note dated February 17, 1999 in favor of Union Bank of
                        California.

10.6**                  Term Note dated January 23, 1998 in favor of Union Bank of
                        California.

10.7**                  Term Note dated April 7, 1997 in favor of Union Bank of
                        California.

10.8**                  Security Agreement dated April 3, 1996 between Union Bank of
                        California and Registrant.

10.9**                  Lease dated June 1996 between Howard Real Property Trust
                        (lessor) and Registrant (lessee) for the property located at
                        1752-1756 Cloverfield, Santa Monica, California.

10.10**                 License Agreement, undated, between Southern California
                        Edison Company (Licensor) and Registrant (Licensee) regarding Santa Monica Service Center property.

10.11**                 Lease dated January 26, 2000 between WDI Santa Monica LLC
                        (Lessor) and Registrant (Lessee) for the property located at
                        1756 22nd Street, Santa Monica, California.

10.12**                 Lease dated July 17, 1993 between Oscar & Ethel Salenger
                        Trust (Landlord) and Registrant (Tenant) for the property located at 2211 Michigan Avenue, Santa Monica, California.

10.13+                  Agreement dated August 26, 1996, as amended on October 23,
                        1998 and as amended on December 31, 1999 between Triple G
                        Corporation and Registrant.

10.14+                  Agreement dated June 6, 1992, as amended on August 25, 1997 and as amended on January 1, 1997 between Roche Molecular
                        Systems, Inc. and Registrant.

10.15+ Homogeneous PCR Clinical Agreement dated October 5, 1999 between Roche Molecular Systems, Inc. and Registrant.

10.16+                  Services Agreement dated February 1, 1998 between VHA, Inc.
                        (now known as Novation) and Registrant.

10.17+ Group Purchasing Agreement effective as of July 15, 1998 between AmeriNet, Inc. and Registrant.

10.18+                  Laboratory Services Agreement effective as of March 1, 1999 between Joint Purchasing Corporation and Registrant.

10.19+                  Agreement dated June 7, 2000 between Managed Health Care
                        Associates and Registrant.

10.20+                  Shared Services Health Care letter of confirmation dated
                        June 5, 2000.

10.21+ Sublease dated July 9, 1996, as amended on March 9, 1998 between The Rand Corporation (sublandlord) and Registrant
                        (subtenant).

10.22                   Employment Agreement dated September 1, 2000 between James
                        B. Peter and Registrant.

10.23                   Employment Agreement dated September 1, 2000 between Paul E.
                        Beyer and Registrant.

10.24                   Employment Agreement dated September 1, 2000 between John W.
                        Littleton and Registrant.

10.25                   Employment Agreement dated September 1, 2000 between Bart E.
                        Thielen and Registrant.

10.26                   Employment Agreement dated September 1, 2000 between Thomas
                        E. England and Registrant.

21.1**                  Subsidiaries of the Registrant.

23.1*                   Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 5.1).

23.2*                   Consent of Ernst & Young LLP, independent auditors.

24.1**                  Powers of Attorney.

27.1**                  Financial Data Schedule.


------------------------

*   To be filed by amendment.


**  Previously filed by the Registrant with the Commission



+ Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential positions will be omitted from this Exhibit and filed separately with the Commission.


(b) Financial Statement Schedules

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 10th day of October, 2000.


                                                       SPECIALTY LABORATORIES, INC.

                                                       By:              /s/ JAMES B. PETER
                                                            -----------------------------------------
                                                                   James B. Peter, M.D., Ph.D.
                                                               CHAIRMAN AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                    NAME                                     TITLE                        DATE
                    ----                                     -----                        ----
             /s/ JAMES B. PETER                Chairman and Chief Executive
    ------------------------------------         Officer (Principal Executive       October 10, 2000
         James B. Peter M.D., Ph.D.              Officer)

                      *
    ------------------------------------       President, Chief Operating Officer   October 10, 2000
                Paul F. Beyer                    and Director

                      *                        Vice President, Finance and
    ------------------------------------         Treasurer (Principal Financial     October 10, 2000
               Bart E. Thielen                   and Accounting Officer)

                      *
    ------------------------------------       Director                             October 10, 2000
             Richard R. Belluzzo

                      *
    ------------------------------------       Director                             October 10, 2000
              Deborah A. Estes

                      *
    ------------------------------------       Director                             October 10, 2000
         Douglas S. Harrington, M.D.

                      *
    ------------------------------------       Director                             October 10, 2000
              William J. Nydam

                      *
    ------------------------------------       Director                             October 10, 2000
              Thomas R. Testman



*By:                   /s/ JAMES B. PETER
             --------------------------------------
                   James B. Peter, M.D., Ph.D.
                        ATTORNEY-IN-FACT

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                          SPECIALTY LABORATORIES, INC.

                                                               ADDITIONS
                                          BALANCE AT        CHARGED TO COSTS                    BALANCE AT
                                      BEGINNING OF PERIOD     AND EXPENSES     DEDUCTIONS(1)   END OF PERIOD
                                      -------------------   ----------------   -------------   -------------
Six months ended June 30, 2000:
  (Unaudited)
  Allowance for bad debts...........      $4,016,938           $2,735,070       $2,199,762      $4,552,246

Year ended December 31, 1999:
  Allowance for bad debts...........       1,806,559            4,307,742        2,097,363       4,016,938

Year ended December 31, 1998:
  Allowance for bad debts...........       1,952,271            3,765,292        3,911,004       1,806,559

Year ended December 31, 1997:
  Allowance for bad debts...........       1,353,499            2,833,667        2,234,895       1,952,271

------------------------

(1) Uncollectible accounts written off net of recoveries.

                               INDEX TO EXHIBITS


       NUMBER           DESCRIPTION
---------------------   -----------
1.1*                    Purchase Agreement.

3.1* Certificate of Incorporation to be in effect immediately prior the closing of the initial public offering.

3.3*                    By-laws to be in effect immediately prior the closing of the initial public offering.

4.1*                    Specimen Common Stock Certificate.

4.2                     See Exhibits 3.1, 3.2, 3.3, and 3.4 for provisions of the
                        Certificate of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock of the Registrant.

5.1*                    Opinion of Brobeck, Phleger & Harrison LLP.

10.1**                  2000 Stock Incentive Plan.

10.2**                  2000 Employee Stock Purchase Plan.

10.3**                  Loan Agreement dated April 15, 1996 between Union Bank of
                        California and Registrant, as amended and restated on April
                        7, 1997 and as amended on January 23, 1998, February 17,
                        1999 and August 30, 1999.

10.4**                  Revolving Note dated August 30, 1999 in favor of Union Bank of California.

10.5**                  Term Note dated February 17, 1999 in favor of Union Bank of
                        California.

10.6**                  Term Note dated January 23, 1998 in favor of Union Bank of
                        California.

10.7**                  Term Note dated April 7, 1997 in favor of Union Bank of
                        California.

10.8**                  Security Agreement dated April 3, 1996 between Union Bank of
                        California and Registrant.

10.9**                  Lease dated June 1996 between Howard Real Property Trust
                        (lessor) and Registrant (lessee) for the property located at
                        1752-1756 Cloverfield, Santa Monica, California.

10.10**                 License Agreement, undated, between Southern California
                        Edison Company (Licensor) and Registrant (Licensee) regarding Santa Monica Service Center property.

10.11**                 Lease dated January 26, 2000 between WDI Santa Monica LLC
                        (Lessor) and Registrant (Lessee) for the property located at
                        1756 22nd Street, Santa Monica, California.

10.12**                 Lease dated July 17, 1993 between Oscar & Ethel Salenger
                        Trust (Landlord) and Registrant (Tenant) for the property located at 2211 Michigan Avenue, Santa Monica, California.

10.13+                  Agreement dated August 26, 1996, as amended on October 23,
                        1998 and as amended on December 31, 1999 between Triple G
                        Corporation and Registrant.

10.14+                  Agreement dated June 6, 1992, as amended on August 25, 1997 and as amended on January 1, 1997 between Roche Molecular
                        Systems, Inc. and Registrant.

10.15+ Homogeneous PCR Clinical Agreement dated October 5, 1999 between Roche Molecular Systems, Inc. and Registrant.

10.16+                  Services Agreement dated February 1, 1998 between VHA, Inc.
                        (now known as Novation) and Registrant.

10.17+ Group Purchasing Agreement effective as of July 15, 1998 between AmeriNet, Inc. and Registrant.

10.18+                  Laboratory Services Agreement effective as of March 1, 1999 between Joint Purchasing Corporation and Registrant.

10.19+                  Agreement dated June 7, 2000 between Managed Health Care
                        Associates and Registrant.

10.20+                  Shared Services Health Care letter of confirmation dated
                        June 5, 2000.

10.21+ Sublease dated July 9, 1996, as amended on March 9, 1998 between The Rand Corporation (sublandlord) and Registrant
                        (subtenant).

10.22                   Employment Agreement dated September 1, 2000 between James
                        B. Peter and Registrant.

10.23                   Employment Agreement dated September 1, 2000 between Paul E.
                        Beyer and Registrant.

10.24                   Employment Agreement dated September 1, 2000 between John W.
                        Littleton and Registrant.

10.25                   Employment Agreement dated September 1, 2000 between Bart E.
                        Thielen and Registrant.

10.26                   Employment Agreement dated September 1, 2000 between Thomas
                        E. England and Registrant.

21.1**                  Subsidiaries of the Registrant.

23.1*                   Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 5.1).

23.2*                   Consent of Ernst & Young LLP, Independent Auditors

24.1**                  Powers of Attorney.

27.1**                  Financial Data Schedule.


------------------------

*   To be filed by amendment.


**  Previously filed by the Registrant with the Commission



+ Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential positions will be omitted from this Exhibit and filed separately with the Commission.